Exhibit 10.1

Execution Version

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of July 13, 2018 (the “Closing Date”), by and among CHARLES & COLVARD, LTD., a North Carolina corporation (“Company”), charlesandcolvard.com, LLC, a North Carolina limited liability company (together with Company, “Borrowers”), CHARLES & COLVARD DIRECT, LLC, a North Carolina limited liability company (“Guarantor”), and WHITE OAK COMMERCIAL FINANCE, LLC ("Lender"). Certain capitalized terms used in this Agreement are defined in Section 7.1.  The parties agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.        LINE OF CREDIT.

(a)           Line of Credit.  Subject to the terms and conditions of this Agreement, Lender agrees to make advances to Borrowers under this Section 1.1 (“Advances”), from time to time up to and including the Termination Date, in a total amount at any time outstanding not to exceed the lesser of (a) $5,000,000 (the “Maximum Revolver Amount”), and (b) the sum of the following (the “Borrowing Base”):

(i)            ninety percent (90%) of Eligible Accounts, plus

(ii)           eighty-five percent (85%) times the most recently determined Net Liquidation Percentage times the Value of Eligible Inventory consisting of finished goods; not to exceed sixty percent (60%) of the aggregate Borrowing Base at any time; plus

(iii)          the lesser of (A) $500,000 and (B) the Value of precious metal jewelry components located at the Principal Location; less

(iv)          the Non-Revolving Advance Reserve; less

(v)           all Reserves other than the Non-Revolving Advance Reserve, less

(vi)          any other Obligations (other than amounts under the Line of Credit).

The Borrowing Base will be calculated by Lender based upon receipt and review of all collateral reports required under this Agreement and such other documents and collateral information as Lender may from time to time require. Notwithstanding anything to the contrary contained in this Agreement, Eligible Inventory and the Value of precious metal jewelry components shall not be considered part of the Borrowing Base until such time as Lender shall have received the acceptable Inventory appraisal described on Exhibit 1. If at any time the Maximum Revolver Amount is less than the amount of the Borrowing Base, the amount of Advances available pursuant to this Section may be reduced by the amount of any Reserves established by Lender with respect to amounts that may be payable by any Borrower to third parties.  “Line of Credit” means the line of credit established under this Section 1.1. “Account” means an account as that term is defined in the Code. “Account Debtor” means an account debtor as that term is defined in the Code. “Inventory” means inventory as that term is defined in the Code. “Dilution” means, as of any date of determination, a percentage that is the result of dividing the dollar amount of the aggregate of all bad debt write-downs, discounts, allowances, credits, deductions and other dilutive items for such period as determined by Lender in its Permitted Discretion with respect to each Borrower’s Accounts for such period, by each Borrower’s billings with respect to Accounts for such period.  If, as of any date of determination, Dilution exceeds three percent (3%), or if there at any time exists any other matters, events, conditions or contingencies which Lender reasonably believes may affect payment of any portion of any Borrower’s Accounts, Lender may, in its Permitted Discretion, establish Reserves in the Borrowing Base equal to one percentage point of the amount of Section 1.1(a)(i) above for every percentage point by which dilution exceeds 3%.  “Net Liquidation Percentage” means the percentage of the Value of a Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory as set forth in the most recent appraisal received by, and acceptable to, Lender and upon which Lender may rely, net of all operating expenses and associated costs and expenses of such liquidation, such percentage to be as determined by an independent appraisal company approved by Lender with such appraisal to be in form, scope, methodology and content acceptable to Lender in its Permitted Discretion.  “Reserves” means, as of any date of determination, an amount or percentage of a specific category or item that Lender establishes in its Permitted Discretion from time to time to reduce availability under the Line of Credit to reflect events, conditions, contingencies, or risks which may reasonably be expected to affect the assets, business or prospects of any of the Borrowers or the value of any of the Collateral or the enforceability, perfection or priority of Lender’s security interest in the Collateral, including without limitation reserves for Dilution. “Value” means, as determined by Lender in good faith in the exercise of its Permitted Discretion, with respect to Inventory, the lower of (a) cost computed on a weighted average cost basis in accordance with GAAP, or (b) market value, provided that for purposes of the calculation of the Borrowing Base, the Value of Inventory will be computed in the same manner and consistent with the most recent appraisal of Inventory received and accepted by Lender, if any.

(b)           Non-Revolving Advances.  At the request of Borrowers and provided no Default or Event of Default shall have occurred, Lender may make Advances under the Line of Credit as non-revolving Advances (each, a “Non-Revolving Advance”). Non-Revolving Advances shall be deemed to be Advances under the Line of Credit and shall be subject to all of the term and conditions of the Line of Credit. The aggregate outstanding principal amount of Non-Revolving Advances shall not exceed $1,000,000 at any time.  The aggregate outstanding principal balance of Non-Revolving Advances from time to time shall be reserved against the Borrowing Base, without duplication (the “Non-Revolving Advance Reserve”).

(c)           "Eligible Accounts" consist solely of Accounts created and invoiced by a Borrower in the ordinary course of such Borrower’s business that arise out of the sale of goods or the rendition of services, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition, and in which Lender has a perfected first-priority security interest, but will not include:

(i)             any Account which is unpaid more than 90 days from original invoice date or original due date, not to exceed 60 days past due date;

(ii)           Accounts with selling terms of more than 90 days;

(iii)          that portion of any Account for which there exists any right of setoff, defense, dispute or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iv)          Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not solvent, has gone out of business, or as to which such Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(v)           any Account which represents an obligation of the United States government, any state or any other political subdivision (except Accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act have been complied with to Lender's satisfaction);

(vi)          any Account which represents an obligation of an Account Debtor located in a foreign country other than an Account Debtor located in a Canadian province or territory (excluding Quebec), except to the extent any such Account, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Lender;

(vii)         any Account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, Affiliate, partner, member, parent or Subsidiary of any Borrower;

(viii)        that portion of any Account, which represents interim or progress billings or title retention rights on the part of the Account Debtor;

(ix)           any Account which represents an obligation of any Account Debtor or its Affiliates if twenty-five percent (25%) or more of Borrowers’ Accounts from such Account Debtor or its Affiliates are not eligible under clauses (i), (ii) or (iii) of this definition;

(x)            that portion of any Account owing from an Account Debtor or its Affiliates which represents the amount by which Borrowers’ Accounts owing from said Account Debtor and its Affiliates exceeds twenty-five percent (25%) of Borrowers’ total Eligible Accounts; except with respect to Accounts owing by Helzberg Diamond Shops, Inc. and its Affiliates, and Stuller, Inc. and its Affiliates, which shall not exceed thirty-five percent (35%) of Borrowers’ total Eligible Accounts;

(xi)           Accounts representing “C.O.D.” sales;

(xii)          Accounts arising in a transaction where Goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;

(xiii)         that portion of Accounts which has been restructured, extended, amended or otherwise modified;

(xiv)         Accounts that are not payable in U.S. Dollars or Canadian Dollars;

(xv)          bill and hold invoices, except those with respect to which Lender shall have received an acceptable agreement in writing from the Account Debtor confirming the unconditional obligation of the Account Debtor to take the goods related to the Account and pay such invoice, so long as such Accounts satisfy all other criteria for Eligible Accounts;

(xvi)        Accounts which have not been invoiced;

(xvii)       that portion of any Account which represents finance charges, service charges, sales taxes, or excise taxes; or

(xviii)      any other Account deemed ineligible by Lender in its Permitted Discretion.

(d)           “Eligible Inventory” means all finished goods Inventory owned by any Borrower and held for sale in the ordinary course of such Borrower’s business, in which Lender has a perfected first priority security interest, but will not include:

(i)            Inventory that is (A) in-transit, (B) located at any premises leased by a Borrower or any warehouse, unless Lender has received a Collateral Access Agreement from such lessor or warehouseman, (C) located at job site or other premises not owned by a Borrower other than premises permitted under (B) above, (D) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; (E) on consignment from any consignor or (F) on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed such agreements with Lender in such form as Lender shall specify (and such other steps have been taken as required by Lender to ensure that Lender maintains a first priority perfected security interest in such Inventory at all times);

(ii)           supplies, parts, packing, packaging or shipping materials, or sample Inventory, tooling Inventory, fabricated parts, customer-supplied Inventory, or customized or customer specific Inventory not supported by a valid purchase order;

(iii)          work-in-process and raw materials Inventory;

(iv)          Inventory that is damaged, defective, obsolete, perishable, contaminated, discontinued, slow moving or not currently saleable in the ordinary course of a Borrower’s business, or is past its expiration date, has been rejected or the amount of such Inventory that has been reduced by shrinkage;

(v)           Inventory that a Borrower has returned, attempted to return, is in the process of returning or intends to return to the vendor of the Inventory, or inventory returned to Borrower;

(vi)          Inventory manufactured or held for resale by a Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit Lender to exercise its rights and remedies against such Inventory;

(vii)          Inventory consisting of bill and hold goods;

(viii)         Inventory stored at locations holding less than $100,000 of the aggregate Value of such Borrower’s Inventory;

(ix)           Inventory that is subject to a security interest or Lien in favor of any third party; or

(x)            Any other Inventory deemed ineligible by Lender in its Permitted Discretion.

(e)           Borrowing and Repayment. Each of the Borrowers may from time to time during the term of the Line of Credit request Advances, partially or wholly repay amounts outstanding under the Line of Credit, and reborrow the same, subject to all of the limitations, terms and conditions contained in this Agreement. Any request for Advance must be received by Lender no later than 11:00 a.m. (Eastern time) on the Business Day that funding is to occur. If at any time the aggregate outstanding Advances under the Line of Credit exceeds the lesser of (i) the Maximum Revolver Amount, minus the Non-Revolving Advance Reserve and all other Reserves in accordance with Section 1.1(a) above or (ii) the Borrowing Base, Borrowers will immediately pay Lender such excess. No request for an Advance will be deemed received until Lender acknowledges the request. All Advances will be repaid by Borrowers even if the Person requesting the Advance on behalf of any Borrower lacks authorization.

(f)            Protective Advances: Advances to Pay Obligations Due.  Lender may make Advances under the Line of Credit in its sole discretion for any reason at any time without request of any Borrower and without any Borrower’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in Collateral or to perform any of Borrowers’ obligations under this Agreement, or (ii) apply the proceeds to any Obligations then due and payable.

(g)          Payments; Lockbox and Collection Account.  All payments by Borrowers will be made as directed by Lender or as otherwise specified in the other Loan Documents, without setoff, counterclaim or defense.  Loan Parties will instruct all Account Debtors and all merchant card payment processors to make payments either directly to the lockbox established with Lender (the “Lockbox”), for deposit by Lender directly to a deposit account established with Lender (the “Collection Account”), or instruct them to deliver such payments to Lender by wire transfer, ACH, credit card, or other means as Lender may direct for deposit to the Lockbox or Collection Account or for direct application to reduce outstanding Advances. All payments received by Lender will be applied to reduce outstanding Obligations (other than Non-Revolving Advances) in such manner as Lender determines in its sole discretion. If any Loan Party receives payment or the proceeds of Collateral directly, such Loan Party will promptly deposit the payment or proceeds into the Collection Account. Until deposited, each Loan Party will hold all such payments and proceeds in trust for Lender without commingling with other funds or property. For purposes of calculating Availability, unless otherwise provided in any cash management or other agreement between any of the Loan Parties and Lender, each payment will be applied to the Obligations as of the first Business Day following the Business Day of deposit to the Collection Account of immediately available funds or other receipt of immediately available funds by Lender, provided such payment is received in accordance with Lender’s usual and customary practices as in effect from time to time.  Any payment received by Lender that is not a transfer of immediately available funds will be considered provisional until the item or items representing such payment have been finally paid under applicable law.  Should any payment item not be honored when presented for payment, then Borrowers will be deemed not to have made such payment, and that portion of Borrowers’ outstanding Obligations corresponding to the amount of such dishonored payment item will be deemed to bear interest as if the dishonored payment item had never been received by Lender.  Each reduction in outstanding Obligations resulting from the application of such payment to the outstanding Obligations will be accompanied by an equal reduction in the amount of outstanding Accounts. To the extent that no Default or Event of Default shall have occurred and be continuing, there exist no outstanding Obligations and such Collections have not been applied by Lender to the Non-Revolving Advance Reserve or other Reserves, such funds will be made available to the Borrowers. Lender shall use commercially reasonable efforts to deposit such funds into Borrowers’ operating account on the Business day following the date such funds are determined by Lender to be available to Borrowers.

(h)          Charges to Loan Account; Clearance Charge.  Lender will maintain an account on its books and records in the name of Borrowers (the “Loan Account”) in which will be recorded all Advances made by Lender, the Non-Revolving Advances, and all other payment Obligations. Borrowers authorize Lender to collect all principal, interest and fees due under the Line of Credit facility by charging the Loan Account, or any other deposit account maintained by any Borrower with Lender. Should there be insufficient funds in the Loan Account or any such other account to pay all such sums when due, the full amount of such deficiency will be immediately due and payable by Borrowers.  All cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds) (collectively, “Collections”) received by Lender will be applied as provided in Section 1.1(g).  All monthly statements relating to the Loan Account or such account will be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless Borrowers deliver written objection to Lender within 30 days after receipt by Borrowers. Obligations paid with Collections will continue to accrue interest at the rate then applicable to Advances for two Business Days following the Business Day that such Collections were applied to the Obligations.  This two Business Days clearance charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers (and will apply whether or not there are any outstanding Obligations). The parties acknowledge and agree that the economic benefit of these provisions will accrue exclusively to Lender.

(i)            Annual Clean-Down of Non-Revolving Advances.  The outstanding principal balance of all Non-Revolving Advances shall be paid in full on or before January 15 of each calendar year. Provided no Event of Default shall have occurred, such amounts may be paid, at the request of Borrowers, by a release of the Non-Revolving Advance Reserve which shall be converted to revolving Advances, subject to Availability under the Borrowing Base and subject to the other provisions of this Agreement.

SECTION 1.2.        INTEREST/FEES.

(a)            Initial Interest Period.  During the first twelve (12) month period following the date of this Agreement (the “Initial Interest Period”), the outstanding principal balance of Advances will bear interest, as follows:

(1)           Advances other than Non-Revolving Advances will bear interest on the Daily Balance of such Advances at a variable per annum rate equal to the LIBOR Index Rate plus 3.75%;

(2)           Non-Revolving Advances will bear interest on the Daily Balance of the Non-Revolving Advances at a variable per annum rate equal to the LIBOR Index Rate plus 4.75%.

(b)           Subsequent Interest Period.  At all times after the expiration of the Initial Interest Period (the “Subsequent Interest Period”) the outstanding principal balance of Advances will bear interest at a variable per annum rate equal to the LIBOR Index Rate (or Prime Rate to the extent set forth herein) plus the Applicable Margin in accordance with the following pricing grid:

“Applicable Margin” means, as of any date of determination, the applicable margin set forth in the following table that corresponds to the Fixed Charge Coverage Ratio of Borrowers for the most recently completed fiscal quarter; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level 1”:

Level	Fixed Charge Coverage Ratio	Applicable Margin Relative to all Advances that are not Non-Revolving Advances based on LIBOR Index Rate	Applicable Margin Relative to Advances which are Non-Revolving Advances based on LIBOR Index Rate	Applicable Margin Relative to Advances that are not Non- Revolving based on Prime Rate	Applicable Margin Relative to Advances which are Non-Revolving Advances based on Prime Rate
I	Less than 1.50 to 1.0	3.75 percentage points	4.75 percentage points	4.75 percentage points	5.75 percentage points
II	Greater than or equal to 1.50 to 1.00	3.50 percentage points	4.50 percentage points	4.50 percentage points	5.50 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar quarter following the date of delivery to Lender of the certified calculation of Fixed Charge Coverage Ratio pursuant to Section 4.1 of the Agreement; provided, however, that if Borrowers fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level I” as of the first day of the first calendar month following the date on which the certification was required to be delivered until the date on which such certification is delivered, on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification.  In the event that the information regarding Fixed Charge Coverage Ratio contained in any certificate delivered pursuant to Section 4.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin actually applied for such period, then (i) Borrowers shall immediately deliver to Lender a correct certificate for such period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such period, and (iii) Borrowers shall immediately deliver to Lender full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such period, which payment shall be promptly applied by Lender to the affected Obligations.

Notwithstanding anything to the contrary contained herein, at no time will Advances bear interest at a rate less than 5.50%.

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default (a “Default Period”) and at any time following the Termination Date, at the sole discretion of Lender, (i) the outstanding principal balance of Advances will bear interest on the Daily Balance of such Obligations at a per annum rate equal to 2.0% above the per annum rate otherwise applicable under Section 1.2(a) (such rate, the “Default Rate”).

Lender may assess the Default Rate commencing as of the date of the occurrence of an Event of Default or as of any date after the occurrence of an Event of Default regardless of the date of reporting or declaration of such Event of Default.

(d)           Payment of Interest.  Interest will be payable monthly in arrears on the first day of each month and on the Termination Date.

(e)           Payment of Fees.  Borrowers will pay to Lender the fees set forth on Schedule A.

(f)            Computation of Interest and Fees.  Interest and fees will be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

SECTION 1.3.        ADDITIONAL COSTS.

(a)            Capital Requirements. Borrowers will pay Lender, on demand, for Lender's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by Lender, using any reasonable method. The costs include, without limitation, (i) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and (ii) any capital requirements relating to Lender's assets and commitments for credit. “Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

(b)           Illegality; Impractibility; Increased Costs.  In the event that (i) any change in market conditions or any Change in Law make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon the LIBOR Index Rate or to continue to so fund or maintain, or to determine or charge interest rates based upon the LIBOR Index Rate, (ii) Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Index Rate, or (iii) Lender determines that the interest rate based on the LIBOR Index Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances at the interest rate based upon the LIBOR Index Rate, Lender will give notice of such changed circumstances to Borrowers and (a) interest on the principal amount of such extensions of credit will then accrue interest at a rate equal to the Prime Rate plus the Applicable Margin set forth in Section 1.2(b), and (b) Borrowers will not be entitled to elect the LIBOR Index Rate until Lender determines that the conditions described in clauses (i) through (iii) no longer exist.

SECTION 1.4.        TERM AND TERMINATION.

(a)            Termination Date.   Lender’s obligations under this Agreement will continue for a term ending on the earliest of the following (the “Termination Date”): (i) July 13, 2021 (the “Maturity Date”) or (ii) the date the Line of Credit has been terminated by Borrowers or (iii) the date the Lender’s obligation to extend further credit under this Agreement terminates following an Event of Default. On the Termination Date, all obligations of Lender to provide Advances or other extensions of credit under this Agreement will automatically terminate and all of the Obligations will immediately become due and payable without notice or demand, and Borrowers will immediately repay all of the Obligations in full. No termination of the obligations of Lender will relieve or discharge Borrowers of their duties, obligations, or covenants under this Agreement or under any other Loan Document.

(b)           Termination of Liens.  Provided that there are no suits, actions, proceedings or claims pending or threatened against any Person who Borrowers have agreed to indemnify under this Agreement, Lender will, at Borrowers’ expense, release or terminate any filings or other agreements that perfect the Lender’s Liens in the Collateral upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations and completed performance by Borrowers with respect to its other obligations under this Agreement and the other Loan Documents, (ii) evidence that any obligation of Lender to make Advances to Borrowers, or provide any further extensions of credit to or for the benefit of Borrowers has been terminated, (iii) a general release of all claims against Lender and its Affiliates by Borrowers relating to the Line of Credit and Lender’s performance and obligations under the Loan Documents, and (iv) an agreement by Borrowers, each Loan Party, and any new lender to Borrowers to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may later be returned or otherwise not paid for any reason.

(c)           Termination by Borrowers.   Borrowers may terminate the Line of Credit at any time prior to the Maturity Date, if they (i) deliver a written notice to Lender of their intention at least 30 days prior to the proposed action, (ii) pay to Lender the applicable termination and prepayment fees specified in this Agreement, and (iii) pay the Obligations in full. Any such termination will be irrevocable.

SECTION 1.5.       SECURITY AGREEMENT.   To secure the Obligations, each Loan Party and Lender are entering into one or more Security Agreements, pursuant to which each Loan Party is granting Lender, for the benefit of Lender and Lender’s Affiliates, a security interest in the Collateral (as amended from time to time, collectively, the “Security Agreement”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties makes the following representations and warranties to Lender, which representations and warranties will survive the execution of this Agreement and will continue in full force and effect until the full and final payment, and satisfaction and discharge of all Obligations:

SECTION 2.1.       LEGAL STATUS.   Each Loan Party is duly organized, validly existing and in good standing under the laws of the State of its organization and is qualified or licensed to do business and is in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to cause a Material Adverse Change. Each Loan Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.2.       AUTHORIZATION AND VALIDITY.      The Loan Documents have been duly authorized and constitute legal, valid and binding agreements and obligations of each Loan Party or the party which executes the same, enforceable in accordance with their respective terms. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of such Loan Party’s organizational documents or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party or its assets may be bound.

SECTION 2.3.       LITIGATION.   There are no pending, or to the best of each Loan Party’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which involve more than $250,000 or which could reasonably be expected to cause a Material Adverse Change, other than those disclosed on Schedule B.

SECTION 2.4.        FINANCIAL STATEMENTS.  The annual financial statements of each Loan Party dated for such Loan Party’s most recent fiscal year ended, and all interim financial statements delivered to Lender since such date and prior to the date of this Agreement (a) are complete and correct and present fairly in all material respects the financial condition of such Loan Party, (b) disclose all liabilities of such Loan Party that are required to be reflected or reserved against under generally accepted accounting principles (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied (except, in the case of interim financial statements, for footnotes and year-end audit adjustments). Since the dates of such financial statements there has been no Material Adverse Change.

SECTION 2.5.        TAXES.  Each Loan Party has timely filed all tax returns and reports of such Loan Party required to be filed by it, and paid when due all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Loan Party and its assets, income, businesses and franchises that are due and payable. None of the Loan Parties are aware of any unpaid tax or assessment or proposed tax or assessment against any Loan Party except (i) as set forth on Schedule B and (ii) taxes owing for current or future periods that are not yet due and payable.

SECTION 2.6.       ERISA.  Each Loan Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); No Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Loan Party (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by such Loan Party; each Loan Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.7.        OTHER OBLIGATIONS.  Except for matters which could not reasonably be expected to result in a Material Adverse Change, none of the Loan Parties are in default on any instrument or obligation.

SECTION 2.8.        ENVIRONMENTAL MATTERS.  Except as set forth on Schedule B, or as could not reasonably be expected to result in a Material Adverse Change, each of the Loan Parties is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect any Loan Party's operations and/or properties. None of the operations of any Loan Party is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.9.        COMPLIANCE WITH LAWS, ETC.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Loan Party has complied in all material respects with the Federal Fair Labor Standards Act. No Loan Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change or subject Loan Parties to costs or liability in excess of $250,000

SECTION 2.10.      MATERIAL CONTRACTS.  Set forth on Schedule B is a detailed description of the Material Contracts of each Loan Party as of the Closing Date. Except for matters which could not reasonably be expected to result in a Material Adverse Change, each Material Contract (a) is in full force and effect and is binding upon and enforceable against such Loan Party and, to such Loan Party’s knowledge, each other Person that is a party in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the action or inaction of such Loan Party.

SECTION 2.11.     INFORMATION CERTIFICATE.  All of the information, disclosures, representations, and warranties contained in the Information Certificate are true, complete, correct and accurate in all material respects as of the Closing Date.

SECTION 2.12.      NO EVENT OF DEFAULT.  No Default or Event of Default has occurred and is continuing under this Agreement.

SECTION 2.13.     NO OTHER LIENS.    No Loan Party has mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender and except for Permitted Liens.

ARTICLE III

CONDITIONS

SECTION 3.1.       CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Lender to make the initial Advance or other initial extension of credit under this Agreement is subject to the fulfillment to Lender's satisfaction of each of the following conditions: (i) all Loan Documents and all other documents relating to this Agreement will have been executed and delivered, and Lender will have received copies of each Loan Party’s organizational documents, satisfactory authorizing resolutions and recent good standing certificates for each Loan Party, (ii) Lender will have confirmed to its satisfaction that there has been no Material Adverse Change since the date of the last financial statements provided to Lender, (iii) Uniform Commercial Code and other searches and all Uniform Commercial Code and other filings deemed necessary by Lender will have been completed and will have confirmed Lender’s first-priority Liens in the Collateral and the results thereof will be otherwise satisfactory to Lender, (iv) all insurance policies and other documents, agreements and actions required by this Agreement and the other Loan Documents will have been completed and will be in place, (v) no event which would constitute a Default or an Event of Default will have occurred, (vi) Lender will have received all required Collateral Access Agreements, (vii) Lender shall have received all financial information of each Loan Party required by this Agreement, including, without limitation, all financial projections, (viii) Lender will have completed its business, legal, and Collateral due diligence, including (a) a Collateral examination, appraisals and review of each Loan Party’s books and records and verification of each Loan Party’s representations and warranties to Lender, the results of which must be satisfactory to Lender, and (b) an inspection of each of the locations where the Inventory of each Loan Party is located, the results of which must be satisfactory to Lender; (ix) Borrowers will have Excess Availability of at least $500,000 after giving effect to (A) the initial Advance and other initial extensions of credit under this Agreement, and (B) the payment of all fees and Lender Expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents; (x) Lender will have obtained final credit approval, (xi) a letter, acceptable to Lender, from Wells Fargo Bank, National Association (“Existing Lender”) to Lender confirming the amount necessary to repay in full all of the obligations of the Loan Parties and its Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of the Loan Parties and their Subsidiaries, (xii) Lender shall have received an opinion of Borrowers’ counsel in form and substance reasonably acceptable to Lender; (xiii) each Loan Party will have received all licenses, approvals and certifications required by any governmental authority necessary in connection with the execution of this Agreement and the Loan Documents and the completion of the transactions contemplated by this Agreement, and (xiv) all other conditions required by Lender shall have been fulfilled to Lender’s satisfaction and all other deliverables required by Lender shall have been delivered to Lender’s satisfaction, including without limitation the following:

(a)	a Guaranty Agreement executed by each Guarantor on Lender’s standard form;

(b)	Control Agreements executed by the applicable Loan Party and each Controlled Account Bank and implemented by the Controlled Account Bank;

(c)	Lender shall have entered into an acceptable Intercreditor Agreement with Cree (“Cree Intercreditor Agreement”); and

(d)	Lender shall have received a fully executed copy of the Exclusive Supply Agreement by and between Charles & Colvard, Ltd. and Cree, Inc. (the “Cree Agreement”) which shall (i) have a term of at least two (2) years following the Closing Date and permit Borrowers to unilaterally extend the agreement for additional term of at least one year and (ii) effective on or prior to the Closing Date, replace all references therein to “Wells Fargo” with “White Oak Commercial Finance, LLC.

SECTION 3.2.        CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Lender to make any Advance or any other extension of credit requested by Borrowers at any time will be subject to the fulfillment to Lender's satisfaction of each of the following conditions:

(a)            The representations and warranties of the Loan Parties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier is not applicable to any representations or warranties already qualified or modified by materiality) on and as of the date of such Advance or such extension of credit as though made on and as of such date; and

(b)            No Default or Event of Default shall have occurred and be continuing on the date of such Advance or such extension of credit, nor shall either result from the making of such Advance or extension of credit.

Any request for an Advance or for any other extension of credit will be deemed to be a representation by Borrowers that the statements set forth in this Section 3.2 are correct as of the time of such request and if such request is for an Advance, sufficient Availability exists for such Advance to be made.

SECTION 3.3         CONDITIONS SUBSEQUENT. The obligation of Lender to continue to make Advances or otherwise extend credit under this Agreement is subject to the fulfillment, on or before the applicable date, of the conditions subsequent set forth on Exhibit 1. The failure by any Borrower or any other Loan Party to so satisfy such conditions subsequent on or before the applicable date will constitute an Event of Default.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each Borrower and each of the other Loan Parties covenants that so long as Lender remains committed to make any Advance or extend any other credit to Borrowers or any Obligations remain outstanding, each Loan Party will:

SECTION 4.1.        FINANCIAL STATEMENTS.  Provide to Lender the financial information set forth on Schedule C, on a consolidated basis and otherwise in form and detail satisfactory to Lender, within the time periods set forth in Schedule C.

SECTION 4.2.        COLLATERAL REPORTING.  Provide to Lender all of the information set forth on Schedule D, in form and detail satisfactory to Lender, within the time periods set forth in Schedule D, and delivered electronically if Borrowers have implemented electronic reporting.

SECTION 4.3.        FINANCIAL COVENANT.  Comply with the following financial covenants:

(a)           Minimum Excess Availability.  Borrowers shall at all times maintain a minimum Excess Availability of at least $500,000.

SECTION 4.4.        ACCOUNTING RECORDS; INSPECTIONS.  Maintain a system of accounting that enables Loan Parties to produce financial statements in accordance with GAAP. Each Loan Party will permit any representative of Lender, upon reasonable notice (so long as no Default or Event of Default shall exist) and at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the Collateral and the other assets and properties of such Loan Party and to do inspections, exams and appraisals of the Collateral and any other assets of such Loan Party.  Loan Parties will also permit Lender, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise, and, at the request of Lender, Loan Parties will send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors.

SECTION 4.5.       COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents under which each Loan Party is organized and/or which govern each Loan Party's continued existence, and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to each Loan Party and/or its business, the failure to maintain or comply with which could reasonably be expected to cause a Material Adverse Change.

SECTION 4.6.        MAINTENANCE OF PROPERTIES.  Keep all material properties useful or necessary to each Loan Party's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements so that such properties will be fully and efficiently preserved and maintained.

SECTION 4.7.       TAXES AND OTHER LIABILITIES.  Pay and discharge prior to delinquency or prior to the expiration of any extension period, any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments.

SECTION 4.8.        NOTICE TO LENDER.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of any Loan Party; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change; (e) any termination or cancellation of any insurance policy which any Loan Party is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting such Loan Party's property in excess of an aggregate of $250,000; (f) any litigation pending or threatened against any Loan Party which could reasonably be expected to cause a Material Adverse Change or which involves more than $250,000; (g) any amendment to the Cree Agreement, or (h) (i) any dispute or claims by any of Borrowers’ customers exceeding $250,000 or (ii) any Inventory returned to or recovered by a Loan Party outside of the ordinary course of business with a fair market value exceed $250,000 individually or in the aggregate.

SECTION 4.9.        INSURANCE.  Maintain insurance customary for the business in which it is engaged and maintain all risk property insurance coverage covering the full replacement cost of the Collateral, together with general liability insurance, in each case, in form, substance, amounts, under agreements and with insurers acceptable to Lender. The insurance policies must be issued by an insurance company with an A-VII A.M. Best rating or better and contain a lender loss payable endorsement acceptable to Lender naming Lender as first and sole loss payee with regard to property coverage and as additional insured with regard to liability coverage.

SECTION 4.10.     DEPOSITORY RELATIONSHIP.  Within 60 days following the Closing Date (the “Interim Treasury Period”), establish and maintain its lockbox and cash collection accounts with Lender. During the Interim Treasury Period and until such time as such accounts have been established at Lender, Loan Parties will maintain cash management services reasonably acceptable to Lender at a bank (a “Controlled Account Bank”). Loan Parties will ensure that each Loan Party and all Account Debtors will deposit all collections of Accounts and all other items of payment directly to a bank account of Loan Parties at such Controlled Account Bank (a “Controlled Account”). Within thirty (30) days following the Closing Date, each Loan Party will maintain a deposit account control agreement acceptable to Lender (a “Control Agreement”) with each Controlled Account Bank with respect to each Controlled Account and each operating account of such Loan Party at such Controlled Account Bank. Such Control Agreement covering the Controlled Account will provide that the Controlled Account Bank will forward, by daily standing wire transfer, all amounts in the Controlled Account directly to a deposit account as directed by Lender. Borrowers will establish Control Agreements over such other deposit accounts at Controlled Account Bank as Lender shall request from time to time in its Permitted Discretion.

SECTION 4.11.      MATERIAL CONTRACTS.  Deliver to Lender a copy of each Material Contract and amendment to Material Contract entered into since the delivery of the previous Compliance Certificate, and at the request of Lender, a “no-offset” letter acceptable to Lender from each customer of a Loan Party which is a party to any Material Contract. Each Loan Party shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any obligations under any Material Contract.

SECTION 4.12.      FUTURE SUBSIDIARIES.  Notify Lender within thirty (30) days upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner reasonably satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall reasonably require to evidence and perfect a first priority Lien in favor of Lender on all assets of such Person, including, to the extent required by Lender, delivery of such legal opinions, in form and substance satisfactory to Lender, as it shall reasonably deem appropriate.

SECTION 4.13.      COOPERATION.  Take such actions and execute and deliver to Lender such instruments and documents as Lender will reasonably request (including obtaining agreements from third parties as Lender deems necessary) to create, maintain, preserve and protect Lender’s first-priority security interest in the Collateral and Lender’s rights in the Collateral and to carry out the intent of this Agreement and the other Loan Documents.

ARTICLE V

NEGATIVE COVENANTS

Each Loan Party covenants that so long as Lender remains committed to make any Advance or extend any other credit to Borrowers, or any Obligations remain outstanding, no Borrower and no Loan Party will:

SECTION 5.1.        USE OF FUNDS.  Use any of the proceeds of any Advance or any other credit extended under this Agreement for purposes other than (i) to repay in full, the outstanding principal, accrued interest, and accrued fees and expenses owing by Borrowers under Borrowers’ existing credit facility with Existing Lender, (ii) to pay Lender Expenses incurred in connection with this Agreement and the other Loan Documents, and (iii) thereafter, consistent with the terms of this Agreement, for working capital and other business purposes of Borrowers.  The Borrowers will not use the proceeds of any extension of credit to purchase or carry margin stock or for any other purpose that violates the terms of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

SECTION 5.2.        OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any Indebtedness of Borrowers, except (a) the Obligations and (b) Permitted Indebtedness.  “Indebtedness” means the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several: (i) all obligations for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase or similar financing arrangement or for the deferred purchase price of property or services); (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a Lien on any asset of any of the Loan Parties, whether or not such obligation or liability is assumed; (vi) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); and (vii) all guaranties of the obligations of another Person).  “Permitted Indebtedness” means (a) Indebtedness of Borrowers described on Schedule B; (b) purchase money indebtedness incurred in connection with the financing of the purchase by Borrowers of fixed assets (including capitalized leases) in an aggregate amount outstanding at any time not to exceed $500,000; and (c) unsecured Indebtedness to financial institutions incurred in connection with hedging of the prices of precious metals covering 90 days of purchases, provided such Indebtedness does not exceed the aggregate amount of $500,000 at any time outstanding.

SECTION 5.3.        MERGER, CONSOLIDATION, TRANSFER OF ASSETS, TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS.  Cause, permit, participate in or suffer to occur, any of the following: (a) merge with or consolidate with any other Person; (b) make any substantial change in the nature of any Loan Party's business as conducted as of the Closing Date; (c) liquidate or dissolve any Loan Party’s business; (d) become a member or partner in a joint venture, partnership or limited liability company, except as set forth in clause (g) below; (e) acquire all or substantially all of the assets of any other Person (or any division, business unit or line of business of any other entity), or acquire any assets outside the ordinary course of any Loan Party’s business, except for Permitted Acquisitions; (f) sell, lease, transfer or otherwise dispose of any of any Loan Party's assets, except for the sale of Inventory in the ordinary course of its business and sale of obsolete Equipment no longer useful in Borrowers’ business, (g) create or acquire any Subsidiary except for (i) Permitted Acquisitions, and (ii) the formation of Foreign Subsidiaries for the purpose of establishing on-line website sales outlets, repair services, or services similar to the Loan Parties’ existing businesses in such country; provided that investments in such Foreign Subsidiaries which are funded in whole or part by any Advance under this agreement or any other borrowing permitted hereunder do not exceed $250,000 in the aggregate during any fiscal year; (h) with respect to any Loan Party, enter into any other transaction involving an acquisition, divestiture, investment or incurrence of Indebtedness outside the ordinary course of business (including any sale and leaseback transaction) except as specifically permitted by the terms of this Agreement; or (i) liquidate, wind up, or dissolve itself or suspend or cease operation of a substantial portion of its business.

SECTION 5.4.        GUARANTIES.  Guarantee or become liable in any way as surety, endorser, accommodation endorser or otherwise for any liabilities or obligations of any other Person.

SECTION 5.5.       LOANS, ADVANCES, INVESTMENTS.  Make any investment in any Person, whether in the form of loans, advances, guarantees, capital contributions, or other investment (except (a) those presently existing and disclosed on Schedule B, (b) investments by a Loan Party in another Loan Party, (c) Permitted Acquisitions, (d) the investments in Foreign Subsidiaries described in Section 5.3(g) above, and (e) investments in Cash Equivalents, so long as not otherwise restricted or prohibited under any other Section of this Agreement) or acquisition of Stock or Indebtedness of any Person.

SECTION 5.6.        DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution (either in cash or any other property in respect of any Stock in any Loan Party other than Qualified Stock) or redeem, retire, repurchase or otherwise acquire any Stock of any Loan Party, except for (a) dividends or distributions payable to a Loan Party by a Subsidiary of a Loan Party, and (b) dividends or distributions declared or payable solely in Stock splits or reverse Stock splits and cash dividends in lieu of dividends of fractional shares in connection with such Stock splits or reverse Stock splits, provided the aggregate amount of cash dividends payable does not exceed $250,000 during the term of this Agreement and no Default or Event of Default shall occur or exist after giving effect to any such dividends.

SECTION 5.7.        LIENS.  Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of any Loan Party's assets now owned or subsequently acquired, except (a) Liens in favor of Lender and (b) Permitted Liens. “Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or its income, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the above, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.  “Permitted Lien” means (a) Liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent or for judgments, orders or awards not otherwise constituting an Event of Default, (b) Liens set forth on Schedule B, provided the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing; (c) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (d) purchase-money Liens or the interests of lessors under capital leases to the extent that such Liens or interests secure Permitted Indebtedness consisting of purchase-money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the cash proceeds thereof, and (ii) such Lien only secures the purchase-money Indebtedness that was incurred to acquire the asset purchased or acquired; (e) Liens arising by operation of law in favor of landlords warehousemen, carriers, mechanics, materialmen and suppliers arising in the ordinary course of business and not in connection with borrowing and for sums not yet delinquent, and (f) a security interest in favor of Cree pursuant to the Cree Agreement, but only to the extent that such security interest of Cree (i) is subject to the Cree Intercreditor Agreement, (ii) is junior in priority to Lender’s Liens except with respect to Cree Priority Collateral (as defined in the Cree Intercreditor Agreement), and (iii) secures only the outstanding and unpaid purchase price for goods purchased by Company from Cree.

SECTION 5.8.        AGREEMENTS NOT TO ENCUMBER.  Agree with any Person other than Lender not to grant or allow to exist a Lien upon any of its property, or covenant to any other Person that such Loan Party in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Loan Party’s property, other than Permitted Liens.

SECTION 5.9.        AFFILIATE TRANSACTIONS.  Directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of any Loan Party, except for (a) transactions that are in the ordinary course of such Loan Party’s business, and are on fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions solely among Loan Parties, and transactions solely among Subsidiaries of Loan Parties that are not Loan Parties, and (c) so long as it has been approved by such Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, any customary indemnities and reimbursements of directors, officers and managers, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of such Loan Party in the ordinary course of business and consistent with industry practice.

SECTION 5.10.    ORGANIZATIONAL CHANGES.  Change its name, chief executive office, principal residence, organizational documents, organizational identification number, state of organization, organizational identity or “location” as defined in Section 9-307 of the Code.

SECTION 5.11.      CHANGE OF ACCOUNTING METHOD.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

SECTION 5.12       SANCTIONS. Nor will any Subsidiary of any Loan Party or any of their respective directors, officers, or to the knowledge of any Loan Party or any such Subsidiary, any of their respective employees or Affiliates or any agent or representative of any Loan Party which will act in any capacity in connection with or benefit from the Line of Credit provided hereunder (i) become a Sanctioned Person or the target of any Sanctions, (ii) be controlled by or act on behalf of a Sanctioned Person, (iii) have its assets in a Sanctioned Country, (iv) be under administrative, civil or criminal investigation for an alleged violation of anti-corruption laws, anti-money laundering laws or Sanctions by a Governmental Authority that enforces such laws, or (v) directly or indirectly derive revenue from investments in or transactions with, Sanctioned Persons.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.        EVENTS OF DEFAULT.  The occurrence of any of the following will constitute an "Event of Default" under this Agreement:

(a)           Any Borrower fails to pay when due any Obligation.

(b)           Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made or deemed made by any Borrower or any other Loan Party under this Agreement or any other Loan Document proves to be incorrect, false or misleading in any material respect when furnished or made (or deemed made).

(c)           Any default in the performance of or compliance with any obligation, covenant, agreement or other provision set forth in Sections 4.5 (other than if a Loan Party is not in existence in its jurisdiction of organization), Section 4.6 (other than with respect to (i) taxes, assessments and other indebtedness and obligations involving an aggregate amount in excess of $100,000 or (ii) for which the relevant taxing authority or creditor has filed, asserted or recorded a Lien), and such default continues for a period of 15 days after the earlier of (i) the date on which such failure shall have first become known to or should have been known by any officer of any Loan Party (ii) the date on which written notice thereof is given to any Loan Party by Lender.

(d)           Any default in the performance of or compliance with any other obligation, covenant, agreement or other provision contained in this Agreement or in any other Loan Document (other than those specifically described elsewhere in this Section 6.1) or any other obligation of any Loan Party to Lender or under Section 4.5, if a Loan Party is not in existence in its jurisdiction of organization or under Section 4.6 with respect to (i) taxes, assessments and other indebtedness and obligations involving an aggregate amount in excess of $100,000 or (ii) for which the relevant taxing authority or creditor has filed, asserted or recorded a Lien.

(e)           Any default in the payment or performance of any obligation under, or any defined event of default occurs, under the terms of any contract, instrument or document evidencing Indebtedness (other than any of the Loan Documents) of Loan Party to any third party or which Loan Party has guaranteed involving an amount in excess of $250,000 in the aggregate.

(f)            Any Loan Party becomes insolvent, or becomes the subject of an Insolvency Proceeding.

(g)           Any one or more judgments, orders or awards for the payment of money (except to the extent fully covered by insurance pursuant to which the insurer has not denied coverage) in an amount in excess of $250,000 in the aggregate is entered or filed against any Loan Party, or with respect to any of their respective assets.

(h)           There exists or occurs any of the following (each, a “Material Adverse Change”): (i) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, or (ii) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Documents or of Lender’s ability to enforce the Obligations or realize upon any of the Collateral, or (iii) a material impairment of the enforceability or priority of Lender’s Liens with respect to any of the Collateral.

(i)            If any event or circumstance occurs that Lender in good faith believes may impair the prospect of payment or performance by any Borrower of any of the Obligations or any other Loan Party of its obligations.

(j)             (a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall have acquired beneficial ownership of 40% or more on a fully diluted basis of the voting interest in the Stock of the Company on a fully diluted basis of the voting interest in the Stock of the Company or (b) during each period of twelve consecutive months, the Company’s existing directors (or replacement directors approved by at least 51% of the existing directors) or equivalent governing body, shall fail to comprise a majority of the board of directors of the Company, (b) Borrowers fail to own and control, directly or indirectly, 100% of the Stock of each other Loan Party, and (c) Company fails to own and control, directly or indirectly, 100% of the Stock of each other Borrower.

(k)           The dissolution or liquidation of any Loan Party if a corporation, limited liability company, partnership, joint venture or other type of entity; the death or incapacity of any Loan Party if an individual; any Loan Party, or any of its directors, stockholders or members, takes action seeking to affect the dissolution or liquidation of any Loan Party; or the Company fails to own and control, directly or indirectly, 100% of the Stock of charlesandcolvard.com, LLC and Charles & Colvard Direct, LLC having the right to vote for the election of members of the board of directors (or comparable managers) of such entities.

(l)            Any Loan Party makes any payment on any Indebtedness which is subject to a subordination agreement in favor of Lender, in violation of such subordination agreement.

(m)          if any officer or director of any Borrower or any Loan Party is convicted of a felony offense under state or federal law and is not removed from such position promptly, but in any event, within 30 days following such conviction or any Borrower or any Loan Party appoints an officer or director who has been convicted of any felony offense.

(n)           Lender fails to have a first-priority security interest in the Collateral, subject to no other Liens except Permitted Liens.

(o)           Any Loan Party repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty or under any other Loan Document to which it is a party.

(p)           Any failure to renew or termination of the Cree Agreement.

SECTION 6.2.        REMEDIES.  Upon the occurrence and during the continuation of an Event of Default, Lender may (in each case under clause (a) or (b) by written notice to Borrowers; provided that no such notice shall be required with respect to an Event of Default with respect to Borrowers under Section 6.1(f)): (a) declare the Obligations immediately due and payable, at which time such Obligations shall be immediately due and payable and each Borrower shall be obligated to immediately repay all of such Obligations in full, without presentment, demand, protest, notice of dishonor, or other notice of any kind or other requirement of any kind, all of which are hereby expressly waived by Borrowers; (b) declare the obligations, if any, of Lender to make further Advances or other extensions of credit under this Agreement and any of the Loan Documents terminated, at which time such obligations will immediately cease and terminate; and (c) exercise any or all rights, powers and remedies available under the Security Agreement and each of the other Loan Documents, or accorded by law or equity.  All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence and during the continuation of an Event of Default, and the same are cumulative and not exclusive, and will be in addition to any other rights, powers or remedies provided by law or equity.  Upon the occurrence of any Default or Event of Default described in Section 6.1(e) with respect to Borrowers, any obligation of Lender to make Advances or provide any further extensions of credit hereunder shall automatically terminate and the Obligations shall automatically and immediately become due and payable.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.        CERTAIN DEFINITIONS.  The following terms will have the following meanings:

“Account”  has the meaning set forth in Section 1.1(a).

“Account Debtor” has the meaning set forth in Section 1.1(a).

“Acquisition”: by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of (i) all or any substantial portion of the assets of another Person, (ii) all or a portion of a division or operating group of another Person, or (iii) all or substantially all of the Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, Stock or otherwise.

“Advances” has the meaning set forth in Section 1.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 5.9; (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partners shall be deemed an Affiliate of such Person.

“Agreement” has the meaning in the preamble hereto.

“Applicable Margin” has the meaning set forth in Section 1.2(b).

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 1.1(a) after giving effect to all then outstanding Obligations.

“Bankruptcy Code” means Title 11 of the United States Code as in effect from time to time.

“Borrowers” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” has the meaning set forth in Section 1.1(a).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close under to the rules and regulations of the Federal Reserve System.

“Capital Expenditures” means, with respect to any Borrower for any period, the aggregate of all expenditures by such Borrower during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; or (e) investments in money market funds whose assets are primarily comprised of cash and Cash Equivalents.

“Change in Law” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time. To the extent that defined terms set forth in this Agreement have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code will control.

“Collateral” means all real and personal property in which Lender has been granted a security interest or Lien pursuant to the Security Agreement or any other Loan Document, together with any products and proceeds of the foregoing, including, without limitation, the “Collateral” as defined in the Security Agreement.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the books, Equipment, Accounts or Inventory of any Loan Party in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, consignee or other Person and in form and substance satisfactory to Lender.

“Collection Account” has the meaning set forth in Section 1.1(g).

“Collections” has the meaning set forth in Section 1.1(h).

“Company” has the meaning set forth in the preamble to this Agreement.

“Compliance Certificate” means a certificate in the form of Schedule E executed by the president or chief financial officer of Company and delivered to Lender.

“Control Agreement” has the meaning set forth in Section 4.10.

“Controlled Account” has the meaning set forth in Section 4.10.

“Controlled Account Bank” has the meaning set forth in Section 4.10.

“Cree” means Cree, Inc. a North Carolina corporation.

“Cree Agreement” has the meaning set forth in Section 3.1.

“Cree Intercreditor Agreement” has the meaning set forth in Section 3.1.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Period” has the meaning set forth in Section 1.2(c).

“Default Rate” has the meaning set forth in Section 1.2(c).

“Dilution” has the meaning set forth in Section 1.1(a).

“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations and the termination of this Agreement), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Eligible Accounts” has the meaning set forth in Section 1.1(c).

“Eligible Inventory” has the meaning set forth in Section 1.1(d).

“EBITDA” means, with respect to any fiscal period, the net income (or loss), of Borrowers, minus non-cash extraordinary gains, interest income, non-operating income and income tax benefits, plus non-cash extraordinary losses, interest expense, income taxes, depreciation and amortization and stock-based compensation for such period, in each case, determined in accordance with GAAP.

“ERISA” has the meaning set forth in Section 2.6.

“Equipment” means equipment as that term is defined in the Code.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations of Borrowers aged in excess of 30 days beyond their terms as of the end of the immediately preceding month, and all book overdrafts and fees of Borrowers, in each case as determined by Lender in its sole discretion.

“Existing Lender” shall have the meaning set forth in Section 3.1.

“Fixed Charge Coverage Ratio” means, with respect to the Borrowers for any period, the ratio of (i) EBITDA for such period, minus (a) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and (b) cash taxes paid during such period, to the extent greater than zero, to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined in accordance with GAAP, the sum, without duplication, of (a) cash interest expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense), (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to capital leases, but excluding principal payments made with respect to the Line of Credit, and (c) all distributions specifically permitted under this Agreement paid in cash during such period.

Foreign Subsidiary: a Subsidiary that is (i) not organized under the laws of any political subdivision of the United States, (ii)  a “controlled foreign corporation” under Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (iii) a direct or indirect Subsidiary of a CFC or (iv) a Subsidiary that is treated as a disregarded entity or as a partnership for United States Federal income tax purposes and all or substantially all of whose assets consist of Stock of one or more Foreign Subsidiaries that are CFCs and conducts no material business other than the ownership of such Stock.

“GAAP” has the meaning set forth in Section 2.4.

“Guarantor” means Charles & Colvard Direct, LLC and each other Person that has guaranteed all or any part of the Obligations, and “Guarantor” means any one of them.

“Guaranty” means the Guaranty in favor of Lender executed and delivered by the Guarantors.

“Indebtedness” has the meaning set forth in Section 5.2.

“Information Certificate” means the Information Certificate dated July 13, 2018 completed and executed by Borrowers and delivered to Lender.

“Initial Interest Period” has the meaning set forth in Section 1.2(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interim Treasury Period” has the meaning set forth in Section 4.10.

“Inventory” has the meaning set forth in Section 1.1(a).

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” has the meaning set forth in Section 7.4.

“LIBOR Index Adjustment Date:  the Closing Date and the first Business Day of each calendar month as long as any Advances remain outstanding.

LIBOR Index Rate: means, as of any LIBOR Index Adjustment Date, the greater of (a) 1.25% or (b) the rate per annum, (rounded upwards, if necessary, to the next higher one hundred-thousandth of one percentage point) for deposit in U.S. Dollars for a period equal to one (1) month, which appears on the LIBOR01 Page on the LIBOR Index Adjustment Date; and LIBOR 01 Page means the display designated as LIBOR01 Page on the Reuters (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market).

“Lien” has the meaning set forth in Section 5.7.

“Line of Credit” has the meaning set forth in Section 1.1(a).

“Loan Account” has the meaning set forth in Section 1.1(h).

“Loan Documents” means this Agreement, the Security Agreement, the Guaranty, the Cree Intercreditor Agreement, the Control Agreements and each contract, instrument, agreement and other document required by this Agreement or at any time entered into or delivered to Lender in connection with this Agreement or the Line of Credit.

“Loan Parties” means collectively, each Borrower and each Guarantor and each of them is a “Loan Party”.

“Lockbox” has the meaning set forth in Section 1.1(g).

“Material Adverse Change” has the meaning set forth in Section 6.1(h).

“Material Contract” means each contract or agreement to which any Loan Party is a party involving aggregate consideration payable to or by such Loan Party of $500,000 or more (other than purchase orders in the ordinary course of the business of such Loan Party), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning set forth in Section 1.4(a).

“Maximum Revolver Amount” has the meaning set forth in Section 1.1(a).

“Net Liquidation Percentage” has the meaning set forth in Section 1.1(a).

“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of an Advance under the Line of Credit.

“Non-Revolving Advances” has the meaning set forth in Section 1.1(b).

“Non-Revolving Advance Reserve” has the meaning set forth in Section 1.1(b).

“Obligations” means (a) all loans (including the Advances and the Non-Revolving Advances), debts, principal, interest (including any interest that accrues after the beginning of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Loan Documents), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrowers under or evidenced by this Agreement or any of the other Loan Documents or otherwise owing to Lender under any other present or future document, instrument or agreement, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Any reference in this Agreement or in the Loan Documents to the Obligations will include all or any portion of the Obligations and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Permitted Acquisitions”: means an Acquisition by any Loan Party; provided that:

(i)	the assets acquired (or the assets of the Person acquired) in such Acquisition are used or useful in the same line of business as Borrowers and their Subsidiaries were engaged in on the Closing Date,

(ii)	the Lender shall have received not less than thirty (30) days prior notice of such Acquisition, which notice shall contain a summary, in reasonable detail, of the acquisition terms and conditions, including price (or the manner in which the price will be determined and including an estimate of such price) and Borrowers’ projections prepared in connection with such Acquisition,

(iii)	all assets or Stock of the acquisition target shall be classified as Collateral (unless Excluded Collateral), and at or prior to the closing of such Permitted Acquisition, Lender shall be granted a first priority perfected Lien (subject to Permitted Liens) in such assets and Stock of such acquisition target and such acquisition target shall join this Agreement and the other relevant Loan Documents as a Loan Party pursuant to the terms of Section 4.12; provided that (A) the value of any assets acquired through the Permitted Acquisition shall not be credited towards the Borrowing Base until such time as Lender has conducted and received the results of an acceptable field exam and Inventory appraisal of such assets (or as otherwise approved by Lender in its sole discretion), and (B) none of the assets of any Foreign Subsidiary shall be credited toward the Borrowing Base,

(iv)	in the case of an Acquisition of the Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition,

(v)	Borrowers shall have delivered to Lender a Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, Borrowers would be in compliance with this Agreement and no Default or Event of Default exists,

(vi)	the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date,

(vii)	immediately after giving effect to such Acquisition, Availability shall be at least $2,000,000,

(viii)	Borrower shall have delivered to the Lender a collateral assignment of agreement with respect to the purchase agreement governing the Acquisition,

(ix)	Borrower shall have certified on or before the closing date of such Acquisition, in writing and in a form reasonably acceptable to Lender, that such Acquisition is not hostile;

(x)	the Total Consideration paid by the Borrower and any Subsidiary for all Acquisitions prior to the Termination Date shall not exceed the sum of (A) $1,000,000 in the aggregate (or such greater amount as Borrowers and Lender shall agree in writing) with respect to Acquisitions where the purchase price is funded in whole or in part by any Advance under this Agreement or other borrowing, plus, (B) in each case, any amounts funded with the net cash proceeds from a Qualified Stock issuance by Company or with available cash on hand, provided that immediately following such use of cash on hand, Borrowers will have sufficient working capital (without borrowing) to operate their businesses in the ordinary course,

(xi)	the maximum earn out or similar obligation that may be paid (or estimated to be paid, if it is not possible to determine the exact amount of the obligation on the date of determination) under any circumstance may not exceed 30% of the Total Consideration for any particular Acquisition,

(xii)	the business and assets acquired by an Loan Party in such Acquisition shall be free and clear of all Liens (other than Permitted Liens), and

(xiii)	if the EBITDA (calculated for the twelve (12) consecutive calendar months most recently ended) for such Persons, division or line of business to be so acquired is:

(x)	less than $1,000,000, Borrowers shall have delivered to the Lender historical financial information (including income statements, balance sheets and cash flows) covering at least the three (3) most recently ended fiscal years for which financial statements have been prepared for such Persons, division or line of business to be so acquired prior to the effective date of the acquisition or the entire financial history for such Persons, division or line of business to be so acquired, whichever period is shorter; or

(y)	greater than or equal to $1,000,000, Borrowers shall have delivered to the Lender such financial information, together with a quality of earnings report, in form and results acceptable to the Lender, with respect to each Person or any division or line of business being acquired in connection with any proposed Acquisition.

“Permitted Discretion” means a determination made in the exercise of Lender’s reasonable (from the perspective of a secured lender) business judgment.

“Permitted Indebtedness” has the meaning set forth in Section 5.2.

“Permitted Lien” has the meaning set forth in Section 5.7.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and their political subdivisions.

“Plan” has the meaning set forth in Section 2.6.

“Principal Location” means Borrowers’ manufacturing premises located at 170 Southport Drive, Morrisville, North Carolina.

“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate.  Each change in the rate of interest will become effective on the date each Prime Rate change is announced by Lender.

“Qualified Stock” means and refers to any Stock issued by Company (and not by one or more of its Subsidiaries) that is not a Disqualified Stock.

“Reserves” has the meaning set forth in Section 1.1(a).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over Lender, any Loan Party or any of their Subsidiaries or Affiliates.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).

“SEC” means The United States Securities and Exchange Commission and any successor thereto.

“Security Agreement” has the meaning set forth in Section 1.5.

“Stock” means all shares, options, warrants, equity interests, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other equity security.

“Subsequent Interest Period” has the meaning set forth in Section 1.2(b).

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company or other entity.

“Taxes” has the meaning set forth in Section 7.5.

“Termination Date” has the meaning set forth in Section 1.4(a).

“Total Consideration”: with respect to any Acquisition, all cash and non-cash consideration, including the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller, the maximum amount payable (or estimated to be payable, if it is not possible to determine the exact amount on the date of determination) in connection with any deferred purchase price obligation (including any earn-out obligations) and the value of any Stock of any Loan Party issued to the seller in connection with such Acquisition.

“Value” has the meaning set forth in Section 1.1(a).

SECTION 7.2.        NO WAIVER.  No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents will affect or operate as a waiver of such right, power or remedy; nor will any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default (including any Default or Event of Default) under any of the Loan Documents must be in writing and will be effective only to the extent set forth in such writing.

SECTION 7.3.        NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the address for such party set forth below each party’s name on the signature pages of this Agreement or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand will be deemed given or made as follows:  (a) if sent by hand delivery or overnight courier, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; (c) if sent by telecopy, upon receipt; and (d) if sent by electronic mail, upon sender’s receipt of an acknowledgment from the intended recipient (such as by “return receipt requested” function, as available, return email or other written acknowledgment).

SECTION 7.4.        COSTS, EXPENSES AND ATTORNEYS' FEES.  Each Borrower and each other Loan Party will pay to Lender immediately upon demand the full amount of the following (collectively, “Lender Expenses”): all payments, advances, charges, costs and expenses, including without limitation reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Lender's in-house counsel), appraisal fees, consultant fees, audit fees, and exam fees expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, perfection of Lender’s Liens in the Collateral, Lender’s continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments, waivers or other agreements, instruments or documents relating to this Agreement or the other Loan Documents, or in connection with any “workout” or restructuring, (b) the enforcement of Lender's rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Parties or any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the above incurred in connection with any Insolvency Proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other Person) relating to any of the Loan Parties or any other Person and (d) any of the Collateral and other examinations, appraisals, evaluations, audits and inspections. Each Loan Party’s obligations set forth in this Section 7.4 will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

SECTION 7.5.        TAXES.  All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any jurisdiction or by any political subdivision or taxing authority and all related interest, penalties or similar liabilities (collectively, “Taxes”) and in the event any deduction or withholding of such Taxes is required, each Borrower agrees to pay the full amount of such Taxes.

SECTION 7.6.        GENERAL.  This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that no Borrower and no Loan Party may assign or transfer any of its interests, rights or obligations under this Agreement without Lender's prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents constitute the entire agreement between Borrowers and the Loan Parties and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by each party to this Agreement. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person will be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.  If any provision of this Agreement or any other Loan Document will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement or the other Loan Documents. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all of which when taken together will constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement and any party’s failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

SECTION 7.7.        MULTIPLE BORROWERS.

(a)            Joint and Several Liability.           Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender; (iii) the existence, value or condition of, or failure to perfect any of Lender’s Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.

(b)            Contribution.           Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security until such time as all of the Obligations have been paid in full in cash.

(c)            No Limitation on Liability.           Nothing contained in this Section 7.7 shall limit the liability of any Borrower to pay extensions of credit made directly or indirectly to that Borrower (including revolving loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition an extension of credit hereunder upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such extensions of credit to such Borrower.

SECTION 7.8.        INDEMNITY.  Each Borrower and each other Loan Party indemnifies Lender and its Affiliates, Subsidiaries, directors, officers, employees, representatives, agents, and attorneys, and holds them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, this Agreement, any of the Loan Documents, or the Collateral or any relationship or agreement between Lender and the Loan Parties, or any other matter, relating to any Loan Party, the Obligations or the Collateral; provided that this indemnity will not extend to damages that a court of competent jurisdiction finally determines in a non-appealable judgment to have been caused by the indemnitee’s own gross negligence or willful misconduct.  Regardless of any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

SECTION 7.9.        GOVERNING LAW.  The validity of this Agreement and the other Loan Documents (unless otherwise expressly provided in such Loan Document) and the construction, interpretation, and enforcement of this Agreement and the other Loan Documents, and the rights of the parties, as well as all claims, controversies or disputes arising under or related to this Agreement and the other Loan Documents will be determined under, governed by and construed in accordance with the laws of the State of New York without regard conflicts of laws principles.

SECTION 7.10.      CONSEQUENTIAL DAMAGES.  No claim may be made by any party to this Agreement or any Affiliate, Subsidiary, director, officer, employee, representative, agent, attorney or attorney-in-fact of any of them against any other party to this Agreement or any Affiliate, Subsidiary, director, officer, employee, representative, agent, attorney or attorney-in-fact of such other party for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract or other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document or any related act, omission, or event, and each party to this Agreement waives, releases, and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 7.11.     SAVINGS CLAUSE.  If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.

SECTION 7.12.     RIGHT OF SETOFF; DEPOSIT ACCOUNTS.  Upon and after the occurrence of an Event of Default, (a) each Loan Party authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by such Loan Party, and whether or not Lender will have declared any extension of credit under this Agreement to be due and payable in accordance with the terms of this Agreement, to set off against, and to appropriate and apply to the payment of, the Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to such Loan Party (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such the Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect. Each Loan Party grants to Lender a security interest in all deposits and accounts maintained with Lender to secure the payment of all Obligations.

SECTION 7.13.     CONFIDENTIALITY.  Lender agrees that all non-public information regarding each Loan Party, its operations, assets, and existing and contemplated business plans will be treated by Lender in a confidential manner, and will not be disclosed by Lender to Persons who are not parties to this Agreement, except (i) to Lender’s Affiliates, attorneys, representatives, agents and other advisors and to officers, directors and employees of Lender, (ii) as required by law or by any court, governmental or regulatory authority, (iii) as agreed by any Loan Party, (iv) if such information becomes generally available to the public other than through Lender or its Affiliates, attorneys, representatives, agents, other advisors, officers, directors and employees, (v) as necessary in connection with any litigation or adversary proceeding involving claims related to this Agreement, (vi) the assignment, participation or pledge of Lender’s interest in this Agreement, and (vii) as necessary in connection with the exercise by Lender of any right or remedy under this Agreement, any other Loan Document or at law. Lender may use the name, logos, and other insignia of the Borrowers and the maximum amount of the credit facilities provided under this Agreement in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender.

SECTION 7.14.     PATRIOT ACT NOTICE.  Lender notifies each Loan Party that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for each Loan Party, and (b) OFAC/PEP searches and customary individual  background checks of each Loan Party’s senior management and key principals, and each Loan Party agrees to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall constitute Lender Expenses.

SECTION 7.15.     JURISDICTION.  All actions or proceedings arising in connection with this Agreement and the other Loan Documents may be tried and litigated in the State of New York and, to the extent permitted by applicable law, federal courts located in the City of New York and the County of New York, State of New York; provided that any suit seeking enforcement against any Collateral or other property may be brought, at Lender’s option, in the courts of any jurisdiction where Lender elects to bring such action or where such Collateral or other property may be found. Each Loan Party and Lender waive, to the extent permitted under applicable law, any right they may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 7.15.

SECTION 7.16.     WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”). EACH LOAN PARTY AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

The parties have caused this Agreement to be executed as of the date on page 1.

WHITE OAK COMMERCIAL FINANCE, LLC		CHARLES & COLVARD, LTD.

By	/s/ Carlos Acedo	By	/s/ Clint J. Pete
Name:	Carlos Acedo	Name:	Clint J. Pete
Title:	Vice President	Title:	Chief Financial Officer

Address:		charlesandcolvard.com, LLC
White Oak Commercial Finance, LLC
11121 Carmel Commons Blvd., #270		By	/s/ Clint J. Pete
Charlotte, NC 28226		Name:	Clint J. Pete
Attention: Carlos Acedo		Title:	Manager
Fax No.: 980.233.3544
Email: CAcedo@whiteoakcf.com		GUARANTOR:

CHARLES & COLVARD DIRECT, LLC

		By	/s/ Clint J. Pete
		Name:	Clint J. Pete
		Title:	Manager

Address:
Charles & Colvard Direct, LLC
170 Southport Drive
Morrisville, NC 27560
Attention: Clint J. Pete
Fax No.: 919.468.5052
Email: cpete@charlesandcolvard.com

SCHEDULE A  TO CREDIT AGREEMENT

FEES

On the Closing Date:

Origination Fee.  A non-refundable origination fee of $125,000, which will be fully earned on the date of this Agreement and payable in the amount of $41,667.00 on the date of execution of this Agreement; $41,667.00 on the first anniversary date of this Agreement or the date of termination of this Agreement, whichever is sooner; and $41,667.00 on the second anniversary date of this Agreement or the Termination Date, whichever is sooner.

Monthly:

(a)        Collateral Monitoring Fee.  A fee at the rates established from time to time by Lender as its Collateral monitoring fees (which fees are currently $1,250.00 per month), will be due and payable monthly in arrears on the first day of the month and on the Termination Date.

(b)        Cash Management and Other Service Fees.  Fees for cash management services provided to Borrowers by Lender, if any, in accordance with the agreements entered into between any of the Borrowers and Lender from time to time, including Lender’s customary fees and charges with respect to the disbursement of funds or the receipt of funds to or for the account of any of the Borrowers (whether by wire transfer or otherwise).

Upon demand by Lender or as otherwise specified in this Agreement:

(a)        Collateral Exam Fees, Costs and Expenses.  Lender’s fees, costs and expenses in connection with any collateral exams or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams, or inspections (which fees are currently $1,000 per day per collateral examiner), plus all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall be obligated to reimburse Lender for fees, costs and expenses related to not more than three (3) such collateral exams and inspections per fiscal year if any Advances are outstanding under the Line of Credit or not more than one (1) such collateral exam and inspection per fiscal year if no Advances are outstanding under the Line of Credit, which collateral exams and inspections will include those performed prior to the Closing Date. Applicable fees related to electronic collateral reporting will also be charged.

(b)        Appraisal Fees, Costs and Expenses.   Lender’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of the Collateral conducted at the request of Lender. In addition, Borrowers will be obligated to reimburse Lender for all fees, costs and expenses related to appraisals obtained prior to the Closing Date.

(c)        Line of Credit Termination Fees.  If (i) Lender terminates the Line of Credit after an Event of Default, or (ii) Borrower terminates the Line of Credit on a date other than the Maturity Date, then Borrower will pay Lender a termination fee in an amount equal to a percentage of the Maximum Revolver Amount calculated  as  follows:  (A)  2.0%, if the termination occurs on or before the first anniversary date of this Agreement; (B) 1.0%, if the termination occurs after the first anniversary date of this Agreement and on or before the second anniversary date of this Agreement; and (C) 0%, if the termination occurs after the second anniversary date of this Agreement.

(d)        Minimum Interest Charge.  Notwithstanding the other terms of Section 1 of this Agreement to the contrary, Borrowers shall pay to Lender at least $2,396.00 of interest each calendar month (the “Minimum Interest Charge”) during the term of this Agreement, and Borrowers shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise payable on the first day of each month and on the Maturity Date and continuing until all of the Obligations are paid in full in cash.  When calculating this deficiency, the Default Rate set forth in Section 1.2(c), if applicable, shall be disregarded.

(e)        Other Fees and Charges.  Lender may impose additional fees and charges during a Default Period  for  (i)  waiving an  Event  of  Default,  or (ii)  the administration of Collateral by Lender. All such fees and charges will be imposed at Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and any Borrower's request for an Advance following such notice will constitute each Borrower's agreement to pay such fees and charges.

SCHEDULE B  TO CREDIT AGREEMENT

DISCLOSURE SCHEDULE

Section 2.3             Pending Litigation

  None

Sections 2.4, 5.8    Existing Liens

  None

Section 2.8             Environmental Matters

  None

Section 2.10           Material Contracts

  1. Cree Agreement

  2. Agreements with Helzberg Diamond Shops, Inc. as set forth in Section l to the Information Certificate

Section 5.2             Existing Indebtedness

  None

Section 5.5             Existing Loans, Advances, and Investments

  None

SCHEDULE C  TO CREDIT AGREEMENT

FINANCIAL STATEMENTS

as soon as available, but within 25 days after the end of each month

(a)  an unaudited balance sheet, income statement, statement of cash flow, and statement of owner’s equity with respect to the Borrowers and their respective Subsidiaries during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management; and

(b)  a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in this Agreement and certain other covenants under this Agreement and a certificate of the president or chief financial officer of Company attesting that the financial statements are accurate and that there exists no Default or Event of Default.

as soon as available, but within 90 days after the end of each fiscal year

(a)  financial statements of Borrowers and their respective Subsidiaries for such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender, prepared in accordance with GAAP, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of owner’s equity and, if prepared, such accountants’ letter to management); and

(b) a Compliance Certificate with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in this Agreement and a certificate of the president or chief financial officer of Company attesting that the financial statements are accurate and that there exists no Default or Event of Default.

As soon as available, but no later than 30 days before the start of each of Borrowers’ fiscal years,	Copies of Borrowers’ and their respective Subsidiaries’ forecasted (a) balance sheet, (b) profit and loss statement, (c) availability projection, and (d) cash flow statement, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, in form and detail satisfactory to Lender, for the next fiscal year, on a monthly basis, certified by the chief financial officer of Borrowers as being such officer’s good faith estimate of the financial performance of the Borrowers and their respective Subsidiaries during the period covered.
On request of Lender	Such other information as Lender may reasonably request.

If and when filed by Company, unless publicly available on the SEC’s website or Company’s website,

(a) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(b) any other filings made by Borrower with the SEC; and

(c) any other information that is provided by Borrower to its shareholders generally.

Read Only Access	Lender shall have read-only access to Borrowers’ cash accounts and check history at all times.

SCHEDULE D TO CREDIT AGREEMENT

COLLATERAL REPORTING

On the first Business Day of each week or more frequently as Lender requests.

(a)     a borrowing base certificate or daily collateral report in form and substance acceptable to Lender, together with an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records, and notice of all claims, offsets, or disputes asserted by Account Debtors with respect to any Loan Party’s Accounts; and

(b)      notice of any return of goods with a Value individually or in the aggregate exceeding $100,000.

No later than the 20th day of each month.

(a)      a monthly Account roll-forward, in a format acceptable to Lender;

(b)      a detailed aging of each Loan Party’s Accounts, together with a reconciliation to the monthly Account roll-forward and supporting documentation for any reconciling items noted;

(c)      a detailed calculation of those Accounts and Inventory that are not eligible for the Borrowing Base;

(d)      a detailed Inventory system/perpetual report; and

(e)      a summary aging, by vendor, of each Loan Party’s and its Subsidiaries’ accounts payable.

Upon request by Lender.

(a)      copies of invoices with corresponding shipping and delivery documents, purchase orders, and vendor invoices for Inventory acquired by Loan Parties, and

(b)      such other reports and information as to the Collateral and as to Loan Parties, as Lender may request.

SCHEDULE E TO CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[on Borrowers’ Letterhead]

To:

_______________________________

_______________________________

Attn: ___________________________

Re:	Compliance Certificate dated [_____________________]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement” dated as of July ____, 2018 by and between White Oak Commercial Finance, LLC (“Lender”), Charles & Colvard, Ltd. and charlesandcolvard.com, LLC (“Borrowers”) .  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule C of the Credit Agreement, the undersigned officer of Borrowers hereby certifies that:

1.            Attached is the financial information of Loan Parties which is required to be furnished to Lender pursuant to Section 4.1 of the Credit Agreement for the period ended _________________ (the “Reporting Date”).  Such  financial information has been prepared in accordance with GAAP [(except for year-end adjustments and the lack of footnotes)]1 and fairly presents in all material respects the financial condition of Loan Parties.

2.            Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Loan Parties during the accounting period covered by the financial statements delivered pursuant to Schedule C of the Credit Agreement.

3.            Such review has not disclosed the existence on and as of the date of this Certificate, and the undersigned does not have knowledge of the existence as of the date of this Certificate, of any event or condition that constitutes a Default or Event of Default.2

4.            The representations and warranties of each of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Certificate (except to the extent they relate to a specified date).

5.            As of the Reporting Date, each of the Loan Parties is in compliance with the applicable covenants contained in Article IV and Article V of the Credit Agreement as demonstrated on Schedule 1.

[Signature Page Follows]

1 Exclude bracketed language with annual audits.

2 With respect to Paragraphs 3, 4 and 5, note any non-compliance.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this [____] day of [______________________].

CHARLES & COLVARD, LTD.

By:______________________________
Name: ___________________________
Title:_____________________________

charlesandcolvard.com, LLC

By:______________________________
Name: ___________________________
Title:_____________________________

EXHIBIT 1

CONDITIONS SUBSEQUENT

1.    Within thirty (30) days following the date of this Agreement, we shall deliver to you, at our sole cost and expense, an inventory appraisal prepared by an appraisal firm acceptable to you and in form and substance acceptable to you.

2.     Within forty five (45) days following the date of this Agreement, we shall use commercially reasonable efforts to deliver to you an acceptable Accountant’s Access Letter from BDO USA, LLC, it being agreed that the form of revised letter forwarded to Lender on July 5, 2018 by Company’s counsel is acceptable to Lender.

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